Exhibit 10.22

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) between GEOVIC MINING CORP. (“Company”) and Michael T. Mason (“Executive”) is effective as of 21 January, 2011 and remains in effect through the Term of this Agreement (as hereinafter defined). The Company and the Executive are in some places herein referred to individually as a Party and collectively as the Parties.

WHEREAS:

A.	The Company is a publicly-listed mining company incorporated in Delaware and headquartered in Colorado, whose shares are publicly traded on the Toronto Stock Exchange (TSX) and the Over the Counter Bulletin Board (OTCBB);

B.	The Company through various subsidiary entities is involved in all aspects of the international mining industry and, in particular, is assisting its wholly-owned subsidiary, Geovic, Ltd., a private corporation incorporated in the Cayman Islands and its majority-owned subsidiary, Geovic Cameroon PLC (“GeoCam”), a private corporation incorporated in Cameroon to develop a cobalt-nickel-manganese mining project (“Project”) in the Republic of Cameroon;

C.	In addition, the Company, through its wholly-owned subsidiaries Geovic Energy Corp. and Geovic Mineral Sands Corp., engages in exploration and development activities in the United States, New Caledonia and elsewhere;

D.	The Company has no full time employees, as all its officers are employees of Geovic, Ltd. which also is the employer of all other persons involved in the Company’s business; and

E.	The Company desires to employ the Executive as the Chief Executive Officer of the Company and of Geovic Ltd. and as a full-time employee of Geovic Ltd. and Executive desires to be employed in such capacities, all pursuant to the terms and conditions set forth in this Agreement;

NOW THEREFORE, IT IS HEREBY AGREED as follows:

1.	Appointment, Duties and Term of Employment.

1.1	Job Description. Geovic, Ltd., the Company’s 100%-owned operating subsidiary, agrees to employ the Executive as Chief Executive Officer (CEO) of Geovic, Ltd. Executive is expected to perform his duties and provide the services (“Services”) to the Company and Geovic Ltd. as more specifically outlined in Schedule I.

1.2	Appointment as Officer. Upon approval of this Agreement by the Board of Directors of the Company (“Board”), the Executive shall be appointed as Chief Executive Officer (CEO) of the Company and Geovic Ltd. and shall become an employee of Geovic Ltd. In addition, Executive shall perform all such other duties for the Company and its subsidiaries and affiliates as may from time to time be authorized or directed by the Board, or the Executive Committee of the Board.

1.3	Term. The Executive shall be engaged by the Company in all such capacities for an employment term (“Term”) beginning 21 January 2011 and ending 21 January 2012, and continued thereafter for annual periods subject to 60 days written notice of termination by either party, and subject to all the covenants and conditions hereinafter set forth.

1.4	The Executive shall report primarily to the Board and Executive Committee of the Board and to the Chairman of the Board on certain special matters. The Executive shall keep the Executive Committee and the Board well informed regarding the Company’s development and operating activities and other Company matters and shall promptly respond to any reasonable requests by the Executive Committee and the Board in this regard.

1.5	The Executive shall not be engaged in other activity which would prevent the performance of the obligations hereunder. Any other activities shall be performed by Executive only in a manner and time which assures that Executive is able to timely and fully perform all duties and obligations to the Company under this Agreement.

1.6	The Executive shall not conduct any unethical or illegal activities on behalf of the Company and agrees to comply with the Company’s Code of Business Conduct and Ethics.

1.7	The Executive shall be an officer of the Company and an employee of Geovic Ltd. with the authority, autonomy and responsibility customary for a Chief Executive Officer. The Executive may perform as an Outside Director on the Boards or member of the advisory boards of up to three other companies. Such activities shall conform to Company’s priorities during the Term of this Agreement. The Executive also agrees to serve, if requested by the Board as an officer and/or director of any subsidiary or affiliate of the Company.

2.	Consideration and expenses.

2.1

During the Term of this Agreement, in consideration of the Executive’s Services hereunder, including, without limitation, service as an officer or director of any subsidiary or affiliate thereof and as a full-time employee of Geovic Ltd., the Company shall pay the Executive according to the attached Schedule II payable monthly in arrears on the last working day of each month or more frequently in accordance with the Company’s pay practices. All payments of consideration and expenses shall be made by direct deposit to an account in the name of Executive at a financial institution selected by Executive and located in the United States. All currency herein is expressed in US dollars.

2.2	The Company or Geovic Ltd. shall pay or reimburse to the Executive for:

2.2.1	All costs reasonably and properly expended by his on behalf of the Company for performance of Services, if proper documentation of such expenses is received by the Company in accordance with the Company’s normal expense reimbursement procedures;

2.2.2	During the Term of this Agreement, the Executive shall be entitled to participate in employee benefit plans or programs, if any, to the extent that Executive is eligible to participate in such plans or programs;

2.2.3	During the Term of this Agreement, Executive shall be entitled to participate in the Company’s Employee Stock Option and Stock Awards Plans and the Company’s Annual bonus program for Executives, subject to recommendations of the Compensation Committee and approval by the Company’s Board;

2.2.4	The Executive shall be entitled to reimbursement of the Executive’s medical insurance expense in an amount not to exceed $1000 per month;

2.2.5	Expense reimbursement for Executive’s personal vehicle use shall be at a rate of the prevailing IRS mileage rate, but shall exclude the mileage associated with business commuting;

2.2.6	Executive shall be reimbursed for costs reasonably and properly expended by him when representing the Company at relevant Meetings provided that proper documentation of such expenses is received by the Company in accordance with the Company’s normal expense reimbursement procedures.

2.2.7	Such payments or reimbursements shall be made within 7 days of a request for reimbursement by the Executive together with provision by the Executive of such additional evidence and information as the Company or Geovic Ltd. shall reasonably require.

2.3	The Executive shall be entitled to take four (4) calendar weeks of paid vacation annually during the Term of this Agreement, subject to the dates being previously agreed by the Executive Committee. Executive shall not be entitled to additional compensation if he fails to use this vacation provided that up to two (2) weeks of annual vacation may be carried over to a succeeding year. The Executive shall also be entitled to take paid holidays in accordance with standard Company or Geovic Ltd. policy.

2.4	Executive shall accrue one (1) day of sick leave time per pay period, up to a maximum of 20 days, to be used only in connection with illness or medical conditions which interfere with providing Services.

3.	Termination.

3.1	Either Party may terminate this Agreement and Executive’s employment with the Company by providing written notice to the other Party at least sixty (60) days prior to the termination date.

3.2	The Company may by notice in writing immediately terminate this Agreement and Executive’s employment with Geovic Ltd. without obligation to the Executive by providing written notice to the Executive at any time upon the occurrence of any one or more of the following events:

3.2.1	Executive’s breach of any material obligation owed the Company or Geovic Ltd. in this Agreement;

3.2.2	Executive’s gross neglect of duties to be performed under this Agreement;

3.2.3	Executive’s intentional failure or refusal to follow the reasonable and lawful directions given by the Executive Committee or the Board;

3.2.4	Executive’s dishonest conduct or conduct that has damaged or will likely damage the reputation of the Company, or conduct which is clearly contrary to the Company’s Code of Business Conduct and Ethics;

3.2.5	Executive being convicted of a felony;

3.2.6	Executive engaging in any act of moral turpitude that has damaged or will likely damage the reputation of the Company;

3.2.7	The death of Executive; or

3.2.8	Executive becoming permanently disabled for a period of six (6) consecutive months that would prevent Executive from performing the duties of his employment.

3.3

Anything contained in Section 3.2 to the contrary notwithstanding, the Company shall not terminate this Agreement and Executive’s employment with the Company pursuant to Section 3.2(1), (2) or (3) unless the

Company shall have first given the Executive twenty-one (21) days’ prior written notice of such termination, which sets forth the grounds of such termination, and the Executive shall have failed to cure such grounds for termination within the twenty-one (21) day period.

3.4	Upon Executive’s disability under Section 3.2.8, you would be entitled to receive an amount or amounts received by the Company under disability insurance on you held by the Company for the remaining term of this Agreement, but not less than 6 months based on your annual salary of $275,000 in lieu of any other payment or right to payment from the Company or Geovic Ltd.. If your salary increases in future years, it is not expected that the amount of disability insurance will increase.

3.5	Executive may terminate this Agreement and Executive’s employment by the Company by providing written notice to the Company at any time upon the occurrence of any one or more of the following events:

3.5.1	The Company’s or Geovic Ltd.’s breach of any material obligation owed the Executive in this Agreement;

3.5.2	The Company or Geovic Ltd. requiring Executive to perform illegal activities;

3.5.3	Bankruptcy of the Company;

3.5.4	Inability of Executive to substantially perform his essential duties under this Agreement because of a disability.

3.5.5	In the event of merger, consolidation, divestiture, takeover, significant sale, change in control or any similar business circumstance with Company or its subsidiaries during the Term of this agreement, including any later extension of the Term, which results in either (i) a termination or threatened termination of Executive’s employment or a reduction in compensation to be paid to Executive, or (ii) a significant change in the duties of Executive reasonably deemed unacceptable by Executive.

The term “change in control” shall mean either: (1) any one Person (or group of affiliated persons) holds a sufficient number of Voting Shares of the Company or Resulting Issuer to affect materially the control of the Company or Resulting Issuer, or (2) any combination of Persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, hold in total a sufficient number of the Voting Shares of the Company or Resulting Issuer to affect materially the control of the Company or Resulting Issuer, where such Person or combination of Persons did not previously hold a sufficient number of Voting Shares to affect materially the control of the Company or Resulting Issuer. In the absence of evidence to the contrary, any Person or combination of Persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, holding more than 20% of the Voting Shares of the Company is deemed to materially affect the control of the Company or Resulting Issuer. Capitalized terms in this change in control paragraph have the same meaning as used in the TSX Corporate Finance Manual. “Change in control” shall include any event described in (1) or (2) of this paragraph, whether or not such event occurs in conjunction with bankruptcy proceedings involving either the Company or Geovic Ltd.

3.6	Anything contained in Section 3.4 to the contrary notwithstanding, the Executive shall not terminate this Agreement and Executive’s employment with the Company pursuant to Section 3.4(1) or (2) unless the Executive shall have first given the Company twenty-one (21) days’ prior written notice of such termination, which sets forth the grounds of such termination, and the Company shall have failed to cure such grounds for termination within the twenty-one (21) day period.

4.	Severance.

4.1	Within ninety (90) days of this Agreement and Executive’s employment being terminated by the Company or Geovic Ltd. pursuant to Section 3.1 (termination without cause) or Section 3.2.8 (disability) or by the Executive pursuant to Section 3.4.1, 3.4.2, 3.4.4 or 3.4.5, the Company or Geovic Ltd. shall pay Executive a lump sum severance equal to one (1) year of the minimum base salary pursuant to Schedule II, section 1, plus any earned bonus approved by the Board of Directors accrued to the time of such voluntary or involuntary termination. In addition, the Executive shall immediately become one hundred percent (100%) vested with respect to any options to purchase the Company’s capital stock that he then holds and/or any restrictions with respect to restricted shares of the Company’s capital stock that he then holds shall immediately lapse, subject to any applicable rules or restrictions imposed by any stock exchange or securities regulatory authority, subject to applicable terms of the Company’s then effective Stock Option or Stock Award Plans.

4.2

Within ninety (90) days of this Agreement and Executive’s employment with the Company or Geovic Ltd. being terminated by the Company or Geovic Ltd. pursuant to Section 3.2.7 (Death of Executive during the Term), Executive’s trustee named in Executive’s last will and testament, if any, and if none, then Executive’s estate, shall immediately become one hundred percent (100%) vested with respect to any options to purchase the Company’s capital stock that the Executive held at the time of his death and/or any restrictions with respect to restricted shares of the Company’s capital stock the Executive held at the time of his death shall immediately lapse, subject to any applicable rules or restrictions imposed by any stock exchange or securities regulatory authority or pooling restrictions entered into by the Company. In addition, Executive or Executive’s estate shall be paid an amount equal to the net proceeds received by the Company from life insurance on the life of Executive held by the Company at the time of death in the face amount of the initial base salary under this Agreement, payable within 10 days of receipt by the Company. The Company shall use reasonable means to secure such life insurance within 45 days of the effective date of this Agreement.

4.3	Upon any severance for death under Section 4.2, your survivors or your estate will be entitled only to receive an amount or amounts received by the Company under life insurance on your life held by the Company (. If your salary increases in future years, it is not expected that the amount of life insurance will increase.

These Sections 4.1 and 4.2 and other Sections of this Agreement shall comply with all laws, rules and regulations of securities commissions and stock exchanges to which the Company may be subject, or with which it must comply. Otherwise the Executive and the Company agree to reasonably modify this Agreement in a manner that meets such requirements.

5.	Confidentiality.

5.1	In this Agreement, all information and data (“Information”) includes oral or written, computer file or other permanent form relating to the Company, Geovic Ltd., GeoCam and any other subsidiaries and affiliates of the Company (together the “Group”) and their businesses and assets or any part thereof disclosed or provided to the Executive and all documents, computer files or other records prepared by the Executive which contain or are based on any such information or data, together with all confidential information and data concerning the business of the Group, and information to the Group that is furnished by a third party and deemed confidential and that was furnished by the third party after assurance of confidential treatment.

5.2	The Executive shall keep all Information strictly confidential and shall not disclose the Information, in whole or in part, to any person other than directors or employees of the Group and outside personnel that need to know such Information for their performance of services on behalf of the Company.

5.3	The Executive shall not use the Information for any purpose whatsoever other than for the purpose of providing the Services herein, and as may be required or beneficial in the performance of the Services herein.

5.4	The provisions of Clauses 5.2 and 5.3 shall not apply to Information:

5.4.1	which at the time of disclosure is available to the public generally;

5.4.2	which after disclosure becomes available to the public generally, other than by reason of a breach by the Executive of his obligations under this Agreement; or

5.4.3	subject to any disclosure if such disclosure is the requirement of a court of competent jurisdiction.

5.5	The obligations in Clauses 5.2 and 5.3 shall remain in effect for three (3) years after termination of this Agreement, and for such longer term as may reasonably be required to maintain the confidentiality of Information material to the Group’s business.

6.	Company property.

6.1	The products and results of the Services shall be the exclusive property of the Company.

6.2	On the expiration or termination of the Term of this Agreement (for whatever reason and howsoever caused) the Executive shall promptly deliver to the Company all copies of all Information in the possession or under the control of Executive and all other property belonging to the Company which may be in possession or under his control.

7.	Taxes.

Federal and state taxes will be withheld by the company from Executive’s monthly salary and, if required by law, from other payments made to Executive, and Executive shall be eligible for workers compensation and unemployment insurance benefits to the extent provided by law. For all purposes under this Agreement, Executive is deemed to be a resident of the State of Colorado.

8.	Evacuation.

The Company and Geovic Ltd. shall make all available efforts to ensure the release, evacuation and/or medical care of the Executive and/or members of his family if the Executive and/or members of his family are kidnapped, held hostage, require emergency medical evacuation or are caught up in any kind of civil unrest or violence during Executive’s performance of Services to the Company or Geovic Ltd.

9.	Notices.

9.1	Any notice to be given under this Agreement must be in writing and must be delivered to the addressee in person or left at the address of the addressee or sent by facsimile to the facsimile number of the addressee which in each case is specified in this clause, and marked for the attention of the person so specified, or to such other address or facsimile number and/or marked for the attention of such other person as the relevant Party may from time to time specify by notice given in accordance with this clause.

The details of each party at the date of this Agreement are:

To the Company:	Geovic Mining Corp.
1200 17th St., Suite 980
Denver, CO 80202 USA
Facsimile: 303 476 6456
Attention: President

To the Executive:	Michael T. Mason
142 Stratford Avenue
Garden City, NY 11530

9.2	A notice shall take effect from the time it is deemed to be received as follows:

9.2.1	in case of a notice delivered to the addressee in person, upon delivery;

9.2.2	in the case of a notice left at the address of the addressee, upon delivery at that address;

9.2.3	in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates the facsimile number of the recipient.

10.	Governing law and venue.

This Agreement shall be governed by and interpreted in accordance with the laws of Colorado, United States, and venue for any action relating to or arising out of this Agreement shall only be proper in the City and County of Denver, Colorado, USA.

11.	No waiver.

The failure of any Party to insist upon the strict performance of any of the terms, conditions or provisions of this Agreement shall not be construed as a waiver of relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.

12.	Rights, obligations and assignment.

The rights and obligations of the Company and Geovic Ltd. under this Agreement shall inure to the benefit of, and shall be binding upon, their respective successors and assigns.

13.	Severability

If any of the provisions of this Agreement shall for any reason be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement, but shall be confined to such invalid or unenforceable provision.

14.	Captions.

The captions inserted in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of this Agreement, or any provision hereof, nor in any way affect the interpretation of this Agreement.

15.	Entire Agreement

This Agreement and the schedules hereto embody the entire understanding between the Parties hereto pertaining to the subject matter hereto and supersede all prior agreements and understandings of the Parties in connection therewith.

IN WITNESS whereof the Parties hereto have executed the Agreement this      day of February, 2011 effective as of 21 January, 2011.

Signed	/s/ WADE NESMITH
Wade Nesmith, Chairman
for and on behalf of
GEOVIC MINING CORP. and Geovic Ltd.

Signed	/s/ MICHAEL T. MASON
Michael T. Mason
Executive

SCHEDULE I

THE SERVICES

Services to be provided by the Executive include:

1.	In accordance with the directives of the Executive Committee and the Board, provide leadership and develop and guide the strategic objectives of the Company and Geovic Ltd. in connection with the financing of Geovic Ltd. and its Nkamouna Cobalt, Nickel and Manganese Project (“Project”), including any disposition of assets and capital raising and in accordance therewith, shall assume corporate authority and responsibility, including but not limited to establishing priorities and policies; engaging, hiring, managing and directing corporate and administrative employees, consultants and contractors in connection with initiating and advancing financing of Geovic Ltd. and Geovic Cameroon, PLC and sale of products from the Project, to implement programs and activities to significantly enhance the values of all stakeholders, particularly with respect to corporate objectives; and overseeing and assuring that the performance of all such activities are conducted under global corporate governance standards and laws of appropriate jurisdiction.

2.	Schedule and organize communications with the Executive Committee, and to assist the President and the Executive Committee to address and comply with requirements related to compensation, corporate governance and auditing matters and other policies, laws and regulations pertaining to the Company and Geovic Ltd. and compliance thereto.

3.	Initiate, oversee and actively participate in arranging, negotiating and closing debt and public or private equity financings.

4.	Coordinate and actively participate in the production and review of documents and reports required to be filed by the Company with any Securities Exchange or securities regulatory authority, including the U.S. Securities and Exchange Commission.

5.	Assist the Executive Committee to plan and direct the Company’s public and investor relations activities and advocate and promote the attributes and value of the Company and its subsidiaries and affiliates to public, financial and technical communities. Present information or respond to government authorities and other parties on an as-needed basis.

6.	Provide any other executive, management, administrative, financial and business service or undertake any other action requested by the Executive Committee or otherwise reasonably believed to be in the best interest of the Company, its subsidiaries, business interests and stockholders.

SCHEDULE II

COMPENSATION

1.	In accordance with Section 2.1 of this Agreement, the Executive shall be paid a salary at an annual rate of US$275,000 per year effective January 21, 2011. The Executive’s performance and compensation package shall be reviewed annually by the Compensation Committee of the Board and the Board of Directors.

2.	Executive has received, upon approval by the Compensation Committee of the Board and the Board itself, a grant of options to purchase up to 500,000 Shares in accordance with the Company’s Amended and Restated Stock Option Plan and may receive subsequent annual grants of Options or Shares in accordance with option compensation arrangements established by the Compensation Committee and the Board of the Company during the Term of this Agreement to be completed in compliance with regulations of the appropriate regulatory authorities. The options shall become exercisable if, and only if the Executive earns the cash bonus described in Section 3 below, and shall be represented by a written Option Certificate that includes other terms and conditions consistent with the Amended and Restated Stock Option Plans. In the event that options held by Executive become vested for any of the reasons described in this Section 2 of this Schedule II or in Section 4.1 of the Agreement, all options then held by Executive shall be deemed automatically at that time to be non-qualified options and not Incentive Stock Options under the Amended and Restated Stock Option Plan and may be exercised at any time during the original 10 year term of the option.

3.	Executive shall be eligible to receive a one time cash incentive bonus in an amount equal to one and one-half (150%) the base salary rate described in Section 1 above in the event that, during the Term of this Agreement, including any extension of the Term approved by the Executive Committee or the Board, any of the following are approved by the Board of Directors of the Company:

(i)	a transaction by which the Company would be acquired by, or merged into, directly or indirectly, another business or entity, or

(ii)	a transaction or series of transactions by which a controlling interest in Geovic Cameroon PLC is transferred by its shareholders to a third party, or

(iii)	Geovic Cameroon enters into final conditional Project Debt Funding Agreements, and the Company directly or indirectly completes arrangements to meet the Company’s obligations to contribute additional equity to Geovic Cameroon PLC in satisfaction of a condition of the Project Debt Funding Agreements, or

(iv)	the Company transfers more than 50% of its ownership interest in Geovic, Ltd to a non-affiliated entity or

(v)

GeoCam enters into binding off-take contracts with qualified purchasers under which at least 50% of the products form the Project are to be sold at prices equal or greater than market value of 85% of the metal content for the Project’s mixed sulfide product (“MSP”) and 100% of the fair market value of the manganese carbonate product, and the Company completes one or more equity or debt financings by which it satisfies its obligations to contribute equity to GeoCam as a condition precedent to Project debt financing, or

(vi)	the Company’s Board of Directors adopts a resolution to the effect that a Change of Control has occurred or is imminent.

If the Board puts into place a restricted stock or deferred share plan, the Executive shall have the option to receive any portion of such bonus awarded as fully vested common stock.